Exhibit 2.1

Execution Copy

SHARE PURCHASE AGREEMENT

AMONG

TRANSATLANTIC HOLDINGS B.C. LTD.,

AND

GBC OIL COMPANY LTD.

February 29, 2016

i

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into this 29th day of February, 2016 (the “Execution Date”), among TRANSATLANTIC HOLDINGS B.C. LTD., a company organized under the laws of British Columbia (“TAT”), and GBC OIL COMPANY LTD., a Delaware corporation (“Continental”).  The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, TAT owns Stream Oil & Gas Ltd., a company organized under the laws of British Columbia (the “Company”), which owns TransAtlantic Albania Ltd., a company organized under the laws of the Cayman Islands (“CaymanCo”), which operates through a branch located in Albania having a registered office at Road Abdi Toptani, Torre Drin Tower, Floor 4, Tirana, Albania (the “Branch”);

WHEREAS, the Company and CaymanCo are engaged in the exploration, development and production of crude oil and the completion of sales transactions in respect thereof (the “Business”); and

WHEREAS, TAT desires to sell, and Continental desires to purchase, 100% of the ownership interests in the Company in exchange for (i) the payment of the Closing Cash Payment (as defined below) and (ii) the issuance of the Warrant Agreement (as defined below).

NOW THEREFORE WITNESSETH, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

1.1.	Definitions

For purposes of this Agreement, in addition to the other terms defined herein, the following terms have the meanings specified or referred to in this ARTICLE 1:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” is defined in the preamble of this Agreement.

“AKBN” means Albania’s National Agency of Natural Resources.

“Anti-Corruption Laws” means the Corruption of Foreign Public Officials Act (Canada), the U.K. Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977, any rules or regulations promulgated pursuant thereto, and all other Applicable Legal Requirements of any jurisdiction applicable to Continental, Parent, the Company, or CaymanCo from time to time concerning or relating to bribery or corruption.

“Applicable Legal Requirement” means any international or other treaty, any domestic or foreign constitution or any multinational, federal, provincial, territorial, state, municipal, county or local statute, law (including common law and equity), ordinance, code, rule or regulation, any Order (including any consent decree or administrative Order) or any Governmental Authorization, in any case applicable to any specified Person, property, transaction or event, or any such Person’s property and assets or business and affairs.

“Branch” is defined in the recitals of this Agreement.

“Business” is defined the recitals of this Agreement.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are generally open for commercial business in each of the cities of Dallas, Texas, Tirana, Albania, Calgary, British Columbia, and Georgetown, Cayman Islands.

“CaymanCo” has the meaning set forth in the preamble. References in this Agreement to CaymanCo shall be read to include the Branch in each and every case except where the context does not allow.

“Closing” is defined in Section 2.2.

“Closing Cash Payment” is defined in Section 2.1(b).

“Closing Date” is defined in Section 2.2.

“Company” is defined in the recitals of this Agreement.

“Competition Authority” means the Albanian Competition Authority.

“Consent” means any approval, consent, concession, exemption, license, lease, grant, permit, franchise, right, privilege, no-action letter or other authorization from: (a) any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property and assets or business and affairs; or (b) any Person in connection with any easements, contractual rights or other matters.

“Continental” is defined in the recitals of this Agreement.

“Continental Indemnified Parties” is defined in Section 11.2.

“Contract” means any written agreement, contract, lease, license, concession, option, indenture, mortgage, deed of trust, debenture, note or other obligation, promise, or undertaking (whether written or oral and whether express or implied) that is, as of the date of reference, legally binding.

“Control” over a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by Contract or otherwise.  The terms “Controlling” and “Controlled” will have corollary meanings.

“Damages” means all costs, losses (including diminution in value), liabilities, deficiencies, claims and expenses (which include interest, penalties, cost of mitigation, attorney’s fees and amounts paid in investigation, defense or settlement of any claim in respect of the foregoing).

“DelvinaCo” means Delvina Gas Company Ltd., a company organized under the laws of the British Virgin Islands.

“Delvina Gas Business” means the exploration, development and production of natural gas and the completion of sales transactions in respect thereof as conducted by the Company and CaymanCo prior to the date hereof.

“Disclosure Schedules” means the disclosure schedules attached to the Agreement that modify the representations and warranties contained herein as modified by any supplemental disclosure providing pursuant to Section 7.3.

“Dispute” is defined in Section 12.15(a).

“Encumbrance” means any charge, lien (statutory or otherwise), mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, priority or other security agreement, preferential arrangement or encumbrance of any kind or nature whatsoever, including any conditional sale or other title retention agreement or the interest of a lessor under a capital lease or finance obligation (or any similar arrangement) or any option, right of first refusal or other prior claims of any nature whatsoever, whether registered or recorded or unregistered or unrecorded, and including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Excluded Assets” means the assets used in the Delvina Gas Business to be contributed to DelvinaCo effective immediately upon the receipt of all Required Consents and without any further action by CaymanCo, including, without limitation, any VAT refunds associated solely with the Delvina Gas Business.

“Excluded Liabilities” means liabilities related to (i) the Excluded Assets and (ii) the International Service Provider Debt.

“Execution Date” is defined in the preamble of this Agreement.

“Fields” means the oil fields covered by the License Agreements.

“Fundamental Representations” means the representations and warranties of TAT set forth in Sections 3.1, 3.2, 3.3, 3.7, 4.2, and the representations and warranties of Continental set forth in Sections 5.1, 5.2, 5.3, and 5.10.

“Governmental Authorization” means any Consent issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Legal Requirement.

“Governmental Body” means:

(a)whether or not included in the clauses below, the Competition Authority, AKBN and the Albanian Ministry of Energy and Industry;

(b)the government of any nation, state, province, county, city, town, village, district, or other jurisdiction of any nature, or any multi-national organization or body; or

(c)any governmental or quasi-governmental authority of any nature, including any agency, branch, department, official, regulatory body, central bank, court, tribunal, instrumentality or other Person or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“International Service Provider Debt” means the Liabilities set forth on Exhibit A hereto.

“Knowledge” (a) when used in determining if TAT will be deemed to have “Knowledge” of a particular fact or other matter, means that any of the directors or executive officers of TAT, the Company, CaymanCo or any of Doug Nester or Anthony Crichton is actually aware of such fact or other matter and (b) when used in determining if Continental will be deemed to have “Knowledge” of a particular fact or other matter, means that any of the directors or executive officers of Continental is actually aware of such fact or other matter.

“Liability” means any liability or obligation of any nature whatsoever (whether direct or indirect, matured or unmatured, known or unknown, fixed, absolute, accrued, contingent, prospective or otherwise).

“License Agreements” means the Contracts listed on Exhibit B attached hereto

“Material Adverse Change” means any change, event, occurrence, condition, circumstance, effect, fact or development that individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect, on the Business, except any material adverse effect related to or resulting from (a) general business or economic conditions affecting the petroleum industry or prices for crude oil; (b) national or international political or social conditions; (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (d) changes in accounting standards applicable to the Business; or (e) changes (or proposed changes) in any Applicable Legal Requirements; provided, however, that in the case of each of clauses (a) through (e), such event, occurrence or development does not have a materially adverse disproportionate effect on the Business.

“Notice of Dispute” is defined in Section 12.15(a).

“Order” means any award, decision, injunction, judgment, order, directive, decree, ruling, subpoena, verdict, direction or request entered, issued, made, or rendered by any Governmental Body,  arbitrator or other decision-making authority of competent jurisdiction.

“Ordinary Course of Business” means, when applied to an action of a Person, that such action is taken in the ordinary course of the normal day-to-day operations of such Person and is consistent with the past practices of such Person.

“Organizational Documents” means:

(a)the certificate of incorporation, charter or similar document adopted or filed in connection with the creation, formation or organization of a Person;

(b)the bylaws of a corporation, a partnership agreement of a partnership, a shareholder agreement or any document similar to any of the foregoing with respect to the governance of a Person; and

(c)any amendment to or restatement of any of the foregoing.

“Parent” means Transtlantic Petroleum Ltd., a Bermuda corporation.

“Permitted Encumbrances” is defined in Section 4.3.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any written action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, threatened, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator or other decision-maker having jurisdiction.

“Raiffeisen” means Raiffeisen sh.A.

“Required Consents” means all required contractual or governmental consents, approvals or expiration of notice periods to the assignment of the Excluded Assets from CaymanCo to DelvinaCo, including, without limitation appropriate lien releases for the Delvina Gas Assets.

“Required Regulatory Approvals” means the approval of each of (a) the Albanian Ministry of Energy and Industry, (b) Competition Authority, and (c) AKBN, as applicable, in connection with the transactions contemplated hereby.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a Party.

“Shares” means 66,887,801 shares, with no par value, of the Company, representing 100% of the outstanding ownership interests of the Company as of the Closing Date.

“TAT” is defined in the preamble of this Agreement.

“TAT Indemnified Parties” is defined in Section 11.3.

“Tax” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Albanian, British Columbia, Cayman Islands, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, value-added, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes (and any interest and penalties with respect thereto).

“Transaction Expenses” is defined in Section 12.1.

“Warrant Agreement” means an option to acquire 25% of the equity interests of CaymanCo on a fully diluted basis for $1.00, substantially in the form attached hereto as Exhibit C.

ARTICLE 2
PURCHASE OF SHARES; CLOSING

2.1.	Purchase of the Shares from TAT

(a)Subject to the terms and conditions of this Agreement, TAT will sell and transfer to Continental, and Continental will purchase from TAT, the Shares, free and clear of all Encumbrances.

(b)In consideration of the sale of the Shares pursuant to the terms hereof, Continental shall (i) pay Two Million Three Hundred Thousand US Dollars (US $2,300,000) to Raiffeisen for the benefit of TAT by wire transfer of immediately available funds to an account designated in writing by TAT (the “Closing Cash Payment”) and (ii) issue the Warrant Agreement to TAT.

2.2.	Closing

The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of TAT located at 16803 Dallas Parkway, Addison, Texas 75001, commencing at 9:00 a.m., local time, on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by ARTICLE 8 and ARTICLE 9 (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may agree (the “Closing Date”).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
TAT WITH RESPECT TO TAT

TAT represents and warrants to Continental as follows:

3.1.	Organization and Powers

TAT is a company duly formed, validly existing, and in good standing under the laws of British Columbia, with the requisite corporate power and authority and all qualifications, registrations and licenses necessary to perform its obligations under this Agreement. TAT is not in default or in violation of any provision of its Organizational Documents.

3.2.	Authority

The execution and delivery by TAT of, the performance of its obligations under, and the consummation of the transactions contemplated by, this Agreement have been duly authorized by all necessary corporate or other action of TAT.

3.3.	Execution; Binding Effect

This Agreement has been duly and validly executed and delivered by TAT. This Agreement constitutes the legal, valid and binding obligation of TAT, enforceable against TAT in accordance with its terms, except to the extent enforcement may be affected by Applicable Legal Requirements relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

3.4.	No Conflict

Neither the execution nor delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without the giving of notice, lapse of time or both):

(a)contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of TAT, or any resolution adopted by the board of directors or the shareholder of TAT; or (ii) any provision of the Organizational Documents of the Company or CaymanCo, or any resolution adopted by the board of directors or the shareholder of each of the Company or CaymanCo;

(b)subject to obtaining the Required Regulatory Approvals, result in a violation or breach of any Applicable Legal Requirement to which the Company or CaymanCo is subject or otherwise bound; or

(c)other than Permitted Encumbrances, result in the imposition or creation of any Encumbrance upon the assets of the Company.

3.5.	Consents

Except for the Required Regulatory Approvals and as set forth in Schedule 3.5, neither TAT nor any of its Affiliates is required to give any notice to, make any filing with or obtain any Governmental Authorization, Order or Consent of any other Person in connection with the execution, delivery or performance of the obligations of TAT under this Agreement or the consummation of the transactions contemplated hereby.

3.6.	Proceedings

Except as set forth in Schedule 3.6, there is no pending Proceeding that has been commenced, or to the Knowledge of TAT, threatened, that would reasonably be expected to affect the ability of TAT to consummate the transactions contemplated by this Agreement or that would reasonably be expected to result in a Material Adverse Change.

3.7.	Brokers or Finders

Except as set forth on Schedule 3.7, TAT and its agents have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

ARTICLE 4
REPRESENTATIONS OF TAT WITH RESPECT TO THE COMPANY AND CAYMANCO

TAT represents and warrants to Continental as follows:

4.1.	Organization, Qualification and Corporate Power

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of British Columbia. It is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  The Company has the requisite corporate power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it.

(b)CaymanCo is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands. It is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  CaymanCo has the requisite corporate power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it.  The Branch is a branch office of CaymanCo duly established and in good standing under the laws of Albania.  All Governmental Authorizations required for the operation and good standing of the Branch are in full force and effect and there is no pending, or to the Knowledge of TAT, threatened, Proceeding for the cancellation of such Governmental Authorizations.

4.2.	Capitalization of the Company; Shares

The authorized share structure of the Company consists of no maximum common shares with no par value, of which 66,887,801 shares are issued and outstanding immediately prior to the Closing.  The Shares have been duly authorized, are validly issued, fully paid and nonassessable and are not subject to forfeiture. Except for this Agreement, there are no existing options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar rights, or Contracts of any character that could require the Company to issue, sell or otherwise cause to become outstanding any of its equity securities or other securities of the Company or any rights relating to an interest in the revenues, profits or assets of the Company.

4.3.	Ownership of Assets of CaymanCo

Subject to the Encumbrances and exceptions set out in Schedule 4.3 (the “Permitted Encumbrances”), CaymanCo (a) has valid and subsisting leasehold title to all material leases of real property purported to be leased by it and (b) has good and valid title to or holds a valid leasehold interest in such other sssets, which are not real property interests, and are purported to be owned or leased by CaymanCo.  There are no Encumbrances upon or with respect to any of such assets, except for the Permitted Encumbrances.  TAT makes no representations or warranties with respect to the Excluded Assets.

4.4.	Compliance with Applicable Legal Requirements

To the knowledge of TAT, the Company and CaymanCo are in compliance in all material respects with all Applicable Legal Requirements related to the Business. Notwithstanding the foregoing, nothing in this representation shall apply to matters relating to the Environment, which are solely covered by the representation contained in Section 4.5.

4.5.	Environmental Matters

Schedule 4.5 contains a true and correct copy of the environmental monitoring report prepared by Green Albania with respect to the Fields.  TAT makes no other representation with respect to matters relating to the Environment.

4.6.	Company Liabilities

To the knowledge of TAT, attached hereto as Schedule 4.6 is a true and correct list of all liabilities of the Company and the liabilities of the Company’s subsidiaries as of December 31, 2015. To the Knowledge of TAT, except as disclosed on Schedule 4.6, since December 31, 2015, neither the Company nor its subsidiaries have incurred any material liabilities.

ARTICLE 5
REPRESENTATIONS OF CONTINENTAL

Continental represents and warrants to TAT as follows:

5.1.	Organization and Powers

Continental is a company duly formed, validly existing, and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority and all qualifications, registrations and licenses necessary to perform its obligations under this Agreement. Continental is not in default or in violation of any provision of its Organizational Documents.

5.2.	Authority

The execution and delivery by Continental of, the performance of its obligations under, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or other action of Continental.

5.3.	Execution; Binding Effect

This Agreement has been duly and validly executed and delivered by Continental. This Agreement constitutes the legal, valid and binding obligation of Continental, enforceable against Continental in accordance with its terms, except to the extent enforcement may be affected by Applicable Legal Requirements relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

5.4.	No Conflict

Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without the giving of notice, lapse of time or both):

(a)contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Continental, or any resolution adopted by the board of directors or the shareholders of Continental; or

(b)subject to obtaining the Required Regulatory Approvals, result in a violation or breach of any Applicable Legal Requirement to which Continental is subject or otherwise bound.

5.5.	Consents

Except for the Required Regulatory Approvals, Continental is not required to give any notice to, make any filing with or obtain any Governmental Authorization, Order or Consent of any other Person in connection with the execution, delivery or performance of the obligations of Continental under this Agreement or the consummation of the transactions contemplated hereby.

5.6.	Investment Intent

Continental is acquiring the Shares pursuant to this Agreement for its own account for investment purposes and not with a view toward, or for resale or transfer in connection with, the sale or distribution thereof within the meaning of the Securities Act that would be in violation of the Securities Act or any securities or “blue sky” laws of any state of the United States or other applicable securities law, and has no contract, agreement, undertaking or arrangement, and no intention to enter into any contract, agreement, undertaking or arrangement, to pledge such Shares or any part thereof.

5.7.	Shares Not Registered

Continental has been advised by TAT and understands that the Shares are characterized as “restricted securities” under the Securities Act, and Continental must continue to bear the economic risk of the investment in the Shares indefinitely unless the offer and sale of the Shares is subsequently registered for resale under applicable securities laws.

5.8.	Financing

Continental has on the date of this Agreement, and will have at Closing, immediately available funds in U.S. dollars (through cash equivalents and/or existing committed credit arrangements) sufficient to pay the Closing Cash Payment and any other amounts payable by Continental pursuant to this Agreement and to consummate the transactions contemplated by this Agreement, and otherwise satisfy the obligations of Continental under this Agreement without the need to seek financing from any third party source.

5.9.	Proceedings

Except as set forth in Schedule 5.9, there is no pending Proceeding that has been commenced, or to the Knowledge of Continental, threatened, that would reasonably be expected to affect the ability of Continental to consummate the transactions contemplated by this Agreement or that would reasonably be expected to result in a Material Adverse Change.

5.10.	Brokers or Finders

Continental and its agents have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, other than agents or advisors engaged in respect of the financing and completion of transactions contemplated hereunder.

ARTICLE 6
COVENANTS PRIOR TO CLOSING DATE

6.1.	General Obligations

Between the Execution Date and the Closing Date, except as set forth on Schedule 6.1, TAT will cause the Company and CaymanCo to:

(a)conduct their businesses only in the Ordinary Course of Business;

(b)operate their business consistent with their usual business practices and in compliance with all material Applicable Legal Requirements; and

(c)maintain (and where necessary use commercially reasonable efforts to renew) each of their insurance policies.

6.2.	Restrictions on Company and CaymanCo

Between the Execution Date and the Closing Date, without the prior written consent of Continental or except as otherwise contemplated by this Agreement or as set forth on Schedule 6.2, TAT shall not permit the Company or CaymanCo to:

(a)amend the terms of any of the License Agreements or acquire any interest in any other oil rights;

(b)acquire any material asset that would become an asset of the Company or CaymanCo, except for the acquisition of tangible assets in the Ordinary Course of Business;

(c)sell, transfer, lease, license or otherwise dispose of any material asset of the Company or CaymanCo, except in the Ordinary Course of Business and at fair value;

(d)allow for any Encumbrance (other than Permitted Encumbrance) to be placed on any of the material assets of the Company or CaymanCo; or

(e)offer, agree or otherwise commit to do any of the foregoing, or undertake an action, conduct or behavior that might cause or make to be caused any of the foregoing.

6.3.	Notification

(a)Between the Execution Date and the Closing Date, TAT will promptly notify Continental in writing if TAT becomes aware of:

(i)any fact or condition that causes or constitutes a material breach of any of TAT’s representations and warranties as of the date of this Agreement;

(ii)any claim or Proceeding which has been brought, asserted or commenced, or to TAT’s Knowledge is threatened, against TAT, the Company, or CaymanCo, or their respective officers or directors, involving the Business, the assets of the Company or CaymanCo, or the transactions contemplated hereby which would result in a Material Adverse Change; or

(iii)any Material Adverse Change occurring after the Execution Date.

(b)Between the Execution Date and the Closing Date, Continental will promptly notify TAT in writing if Continental becomes aware of:

(i)any fact or condition that causes or constitutes a material breach of any of Continental’s representations and warranties as of the date of this Agreement; or

(ii)any claim or Proceeding which has been brought, asserted or commenced, or to Continental’s Knowledge is threatened, against Continental or its officers or directors, involving the transactions contemplated hereby.

ARTICLE 7
CERTAIN OTHER COVENANTS

7.1.	Mutual Covenants Regarding Closing

Each of the Parties shall take all such reasonable actions as are within its power to control, and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure the satisfaction of each of the conditions set forth in ARTICLE 8 and ARTICLE 9.

7.2.	Mutual Covenants Regarding Consents

(a)Subject to the terms and conditions of this Agreement, Continental and TAT shall use all commercially reasonable efforts, on a cooperative basis, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Legal Requirements to consummate the transactions contemplated hereunder (including, without limitation, the assignment of the Excluded Assets to DelvinaCo and the assumption of the Excluded Liabilities by DelvinaCo on or after the Closing Date) as soon as practicable, including:

(i)obtaining and maintaining the Required Regulatory Approvals, the Required Consents and any other Governmental Authorizations that are necessary, proper or advisable to consummate the transactions (the “Approvals”);

(ii)preparing and filing as promptly as practicable all necessary documents, registrations, statements, petitions, filings and applications for the Approvals; and

(iii)opposing, lifting or rescinding any injunction or restraining or other order or notice seeking to stop, or otherwise adversely affecting its ability to consummate, the transactions contemplated hereunder or imposing any material restrictions, limitations or conditions on the Parties or the transactions contemplated hereunder.

(b)Continental and TAT shall cooperate in the preparation of any application for the Approvals. Subject to Applicable Legal Requirements, Continental and TAT shall cooperate with and keep each other fully informed as to the status of and the processes and proceedings relating to obtaining the Approvals, and shall promptly notify each other of any material communication from any Governmental Body or third party in respect of the transactions contemplated hereunder or this Agreement, and shall not make any submissions, correspondence or filings, or participate in any communications or meetings with any Governmental Body or third party in respect of any submissions, correspondence, filings, investigations or other inquiries or proceedings related to the transactions or this Agreement unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Body or any third party, gives the other Party the opportunity to review drafts of, and provides final copies of, any submissions, correspondence or filings, and to attend and participate in any communications or meetings.

7.3.	Supplemental Disclosure

Between the date of this Agreement and not later than three Business Days prior to the Closing Date, TAT shall supplement the Disclosure Schedules prepared by it with respect to any matter not existing as of the date of this Agreement which, if existing as of the date of this Agreement, would have been required to be set forth or described in such Schedule.  TAT shall provide any such supplemental disclosure as promptly as practicable.  If the delivery of any such supplemental disclosure pursuant to this

Section 7.3 would, individually or in the aggregate, cause a Material Adverse Change, this Agreement may be terminated pursuant to Section 10.1(a).  Each supplemental disclosure that is delivered to Continental pursuant to the provisions of this Section 7.3 shall be deemed to be a revision of the applicable representation, warranty, the Disclosure Schedule, or Exhibit, as applicable, and Continental shall not be entitled to any indemnification with respect to such supplemental disclosure; provided that delivery of such supplemental disclosure shall not be deemed a waiver of any condition set forth in ARTICLE 8.

7.4.	Compliance with Laws

Between the date of this Agreement and the Closing Date, the Parties agree to comply in all material respects with Applicable Legal Requirements, including any Anti-Corruption Laws.

7.5.	Use of TransAtlantic Name

Within 60 days of the Closing Date, Continental shall (a) change the name of CaymanCo and the Branch to names that do not include the word TransAtlantic and (b) cease using the name TransAtlantic in connection with the operation of the Business.

7.6.	Treatment of Excluded Assets

From the Closing Date until such time as TAT notifies CaymanCo that all Required Consents have been obtained and that the Excluded Assets have been assigned to DelvinaCo, CaymanCo and its Affiliates shall not take any action that would be reasonably expected to result in, nor omit to take any action that would prevent, the impairment of, diminution in value of or loss of rights related to the Excluded Assets.  In the event that prior to such time as TAT notifies CaymanCo that all Required Consents have been obtained and that the Excluded Assets have been assigned to DelvinaCo, CaymanCo becomes aware of any event, circumstance, fact, condition or development that could reasonably be expected to result in the impairment of, diminution in value of or loss of rights related to the Excluded Assets, CaymanCo shall promptly notify TAT of such event, circumstance, fact, condition or development and shall cooperate with TAT to take such actions as TAT directs in response to such event, circumstance, fact, condition or development.

7.7.	TAT’s Access to Books and Records

From and after the Closing, Continental shall cause the Company and CaymanCo to provide TAT and its representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable advance notice, to the personnel, books and records of the Company and CaymanCo with respect to periods or occurrences prior to the Closing Date in connection with the operation of the Business prior to the Closing.  Unless otherwise consented to in writing by TAT, Continental shall not, and shall not permit the Company and CaymanCo to, for a period of four (4) years following the Closing Date, destroy, alter or otherwise dispose its books and records, or any portions thereof, relating to periods prior to the Closing Date in connection with the operation of the Business without first giving reasonable prior notice to TAT and offering to surrender to TAT such books and records or such portions thereof.

ARTICLE 8
CONDITIONS PRECEDENT TO CONTINENTAL’S OBLIGATION TO CLOSE

Continental’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Continental, in whole or in part):

8.1.	Accuracy of Representations

Each of TAT’s representations and warranties in ARTICLE 3 and ARTICLE 4 must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2.	TAT’s Performance

All of the covenants and obligations that TAT, the Company or CaymanCo is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

8.3.	Material Adverse Change

There shall not have occurred a Material Adverse Change since the Execution Date.

8.4.	Consents; Required Regulatory Approvals

(a)All Consents required to be obtained in order for the transactions contemplated by this Agreement to be effected must have been obtained in form reasonably satisfactory to Continental and must be in full force and effect.

(b)The Required Regulatory Approvals must have been obtained and must be in full force and effect.

8.5.	Documents

Each of the following documents, in form and substance satisfactory to Continental, must have been delivered to Continental or as otherwise appropriate:

(a)a certificate executed by TAT certifying to Continental that:

(i)the conditions in Sections 8.1, 8.2, 8.3, and 8.4 have been satisfied; and

(ii)to TAT’s Knowledge, the conditions in Sections 8.6, 8.7, and 8.8 have been satisfied.

(b)the Shares, issued in the name of Continental;

(c)evidence reasonably satisfactory to Continental that the approvals and consents in Section 8.4 have been obtained and are in full force and effect; and

(d)such other documents as Continental may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated hereby.

8.6.	No Injunction

There must not be in effect any Applicable Legal Requirement or any Order that prohibits the consummation of the transactions contemplated by this Agreement.

8.7.	No Proceedings

There must not be any Proceeding pending or threatened against TAT, the Company, CaymanCo or any of their respective Affiliates (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise materially interfering with any of the transactions contemplated hereby.

8.8.	Contribution of the Excluded Assets and the Assignment and Assumption of the Excluded Liabilities

CaymanCo shall have executed an Assignment and Assumption Agreement pursuant to which CaymanCo assigns the Excluded Assets to DelvinaCo and DelvinaCo assumes the Excluded Liabilities effective immediately upon the receipt of the Required Consents and without any further action of CaymanCo.

ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATION OF TAT TO CLOSE

The obligation of TAT to consummate the transactions contemplated hereby and to take the other actions required to be taken by TAT at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by TAT, in whole or in part):

9.1.	Accuracy of Representations

Each of Continental’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

9.2.	Continental’s Performance

All of the covenants and obligations that Continental is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

9.3.	Consents; Required Regulatory Approvals; Lien Release

(a)All Consents required to be obtained in order for the transactions contemplated by this Agreement to be effected must have been obtained in form reasonably satisfactory to TAT and must be in full force and effect.

(b)The Required Regulatory Approvals must have been obtained and must be in full force and effect.

(c)Raiffeisen has provided a release, in form and substance satisfactory to TAT, to the effect that any Encumbrances on the Excluded Assets, imposed thereon by Raiffeisen, have been released.

9.4.	Closing Cash Payment; Documents

Continental must have paid the Closing Cash Payment and caused the following documents to be delivered to TAT:

(a)a certificate executed by Continental certifying to TAT:

(i)the conditions in Sections 9.1, 9.2 and 9.3 have been satisfied; and

(ii)to Continental’s Knowledge, the condition in Sections 9.5 and 9.6 have been satisfied;

(b)the Warrant Agreement, duly executed by Continental;

(c)evidence reasonably satisfactory to TAT that the approvals, consents and lien release in Section 9.3 have been obtained and are in full force and effect; and

(d)such other documents as TAT may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated hereby.

9.5.	No Injunction

There must not be in effect any Applicable Legal Requirement or any Order that prohibits the consummation of the transactions contemplated hereby.

9.6.	No Proceedings

There must not be any Proceeding pending or threatened against Continental or any of its respective Affiliates (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise materially interfering with any of the transactions contemplated hereby.

9.7.	Contribution of the Excluded Assets and the Assignment and Assumption of the Excluded Liabilities

CaymanCo shall have executed an Assignment and Assumption Agreement pursuant to which CaymanCo assigns the Excluded Assets to DelvinaCo and DelvinaCo assumes the Excluded Liabilities effective immediately upon the receipt of the Required Consents and without any further action of CaymanCo.

ARTICLE 10
TERMINATION

10.1.	Termination Events

This Agreement may, by notice given prior to the Closing, be terminated:

(a)by either Continental, on the one hand, or TAT, on the other hand, if a material breach or violation of any provision of this Agreement has been committed by the other Party and such breach or violation has not been cured to the satisfaction of the Party seeking to terminate this Agreement, provided that this Agreement may not be terminated until the fifth day following written notice of such breach to such other Party;

(b)by Continental, if satisfaction of any of the conditions in ARTICLE 8 is or becomes impossible (other than through the failure of Continental to comply with its obligations under this Agreement);

(c)by TAT, if satisfaction of any of the conditions in ARTICLE 9 is or becomes impossible (other than due to the failure of TAT to comply with their respective obligations under this Agreement);

(d)by mutual consent of the Parties; or

(e)by either Continental or TAT, if the Closing has not occurred on or before February 15, 2016 (other than due to the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement or due to the inaccuracy of any representation or warranty of the Party seeking to terminate this Agreement).

10.2.	Effect of Termination

If this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement will terminate (other than the obligations of the Parties in Section 12.3 will survive such termination) and there shall be no liability on the part of TAT, on the one hand, and Continental, on the other hand, to each other, except for intentional and material breaches of the covenants contained in this Agreement prior to the time of termination.  Nothing in this Article 10 shall be deemed to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

ARTICLE 11
INDEMNIFICATION; REMEDIES

11.1.	Survival

All representations and warranties in this Agreement and in any certificate delivered by either Party pursuant to this Agreement at Closing shall survive the Closing for a period of twelve (12) months, except that the Fundamental Representations shall survive the Closing until the expiration of the applicable statute of limitations.  All covenants and agreements contained in this Agreement shall remain in full force and effect in accordance with their terms (or, if no survival period is specified, indefinitely).

11.2.	Indemnification and Payment of Damages by TAT

From and after Closing, TAT will indemnify and hold harmless Continental, its Affiliates (including the Company and CaymanCo from and after the Closing) and each of their respective directors, officers, shareholders, employees and agents (the “Continental Indemnified Parties”) for, and will pay to the Continental Indemnified Parties the amount of, any Damages suffered or incurred by any of such indemnified persons arising directly from or in connection with:

(a)the inaccuracy of any representation or warranty made by TAT in ARTICLE 3 or ARTICLE 4 of this Agreement or in any certificate delivered by TAT pursuant to this Agreement at Closing; or

(b)any breach by TAT of any of its covenants or agreements in this Agreement; or

(c)the Excluded Liabilities.

11.3.	Indemnification and Payment of Damages by Continental

From and after Closing, Continental will indemnify and hold harmless TAT, its Affiliates and each of their respective directors, officers, shareholders, employees and agents (the “TAT Indemnified Parties”) for, and will pay to the TAT Indemnified Parties the amount of, any Damages suffered or incurred by any of such TAT Indemnified Parties arising directly from or in connection with:

(a)the inaccuracy of any representation or warranty made by Continental in ARTICLE 5 of this Agreement or in any certificate delivered by Continental pursuant to this Agreement at Closing;

(b)any breach by Continental of any covenant or obligation of Continental in this Agreement.

11.4.	Time Limitation

If the Closing occurs, neither Party will have any continuing indemnification obligations under this ARTICLE 11 unless the indemnified party notifies the indemnifying party of a claim, in writing.  Such notice shall specify the factual basis of the claim in reasonable detail to the extent then known by the indemnified party.  If an indemnified party has made a proper claim for indemnification pursuant to Section 11.2 or Section 11.3, prior to the applicable termination date for the applicable representation, warranty, covenant or agreement specified in Section 11.1, then such claim and any indemnification for any Damages with respect thereto, if then unresolved, shall not be extinguished by the passage of the termination date set forth in Section 11.1.

11.5.	Limitation on Damages

The Parties waive their rights to claim or recover any indirect, consequential, punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to indemnification hereunder.

11.6.	Monetary Limitation

(a)Subject to Section 11.6(b), the indemnifying party in respect of any claim for indemnification under this ARTICLE 11 shall not be obligated to indemnify the indemnified party for any Damages:

(i)until the aggregate amount of the indemnified parties’ Damages for which the indemnified party is determined to be otherwise entitled to indemnification under this ARTICLE 11 exceeds US $250,000, after which the indemnifying party shall be obligated for all the indemnified party’s Damages for which the indemnified party is determined to be otherwise entitled to indemnification under this ARTICLE 11 that are in excess of US $250,000; and

(ii)in a cumulative aggregate amount exceeding US $1,000,000.

(b)The limitations set forth in Section 11.6(a) shall not apply to indemnification in respect of claims with respect to breaches of (i) the Fundamental Representations, (ii) covenants or agreements in this Agreement, or (iii) claims under Section 11.2(c).

11.7.	Procedure for Indemnification – Third Party Claims

(a)Promptly after receipt by an indemnified party under Section 11.2 or Section 11.3 of any claim against it by any Person, other than a Party to this Agreement and its Affiliates, that is subject to indemnification hereunder, such indemnified party will, if a claim is to be made against an indemnifying party under this ARTICLE 11, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such claim is prejudiced by the indemnified party’s failure to give such notice.

(b)If any claim referred to in this Section 11.7 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such claim, the indemnifying party will be entitled to participate in the defense of such claim and, to the extent that it wishes (unless (x) the indemnifying party is also a party to such claim and the indemnified party determines in good faith that joint representation would be inappropriate, or (y) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such claim and provide indemnification with respect to such claim), to assume the defense of such claim with counsel satisfactory to the indemnified party, acting reasonably, and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this ARTICLE 11 for any fees of other counsel or any other expenses with respect to the defense of such claim, in each case subsequently incurred by the indemnified party in connection with the defense of such claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a claim, (i) it will be conclusively established for purposes of this Agreement that the claims made are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Applicable Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. Each indemnified party hereby grants to the indemnifying party, to the extent permitted by law or by the terms of the indemnified party’s insurance policies then in force, a right of subrogation to proceed against the particular third party or parties in question, and seek to recover therefrom any amounts to which such indemnifying party may be lawfully entitled.

(c)If notice is given to an indemnifying party of the commencement of any claim and the indemnifying party does not, within ten (10) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such claim, the indemnifying party will be bound by any determination made in such claim or any compromise or settlement effected by the indemnified party.

(d)Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such claim, but the indemnifying party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(e)TAT and Continental, in their capacity as the indemnifying party, hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified person for purposes of any claim that an indemnified person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on them with respect to such a claim anywhere in the world.

11.8.	Procedure for Indemnification – Other Claims

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

11.9.	Exclusive Remedy

Other than in respect of fraud, TAT and Continental acknowledge and agree that their respective sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (not including any matters addressed in the Warrant Agreement) after the Closing shall be pursuant to the indemnification provisions set forth in this ARTICLE 11. Notwithstanding the foregoing, the TAT shall have the right to seek specific performance with respect to the covenants contained in ARTICLE 7.

11.10.	Mitigation; Insurance

(a)The Parties shall cooperate with each other with respect to resolving any indemnifiable claim, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability upon becoming aware of any event which has had or could reasonably be expected to give rise to any Damages hereunder. Each Party shall use commercially reasonable efforts to address any claims or liabilities that may provide a basis for an indemnifiable claim such that each Party shall respond to any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement.

(b)To the extent that a Party obtains recovery in respect of an indemnifiable claim from any third parties, such Party shall use the funds actually provided by such recovery (in lieu of funds provided by any other Party pursuant to the indemnification provisions of this ARTICLE 11) to pay or otherwise satisfy such indemnifiable claim and the amount of any losses with respect to any indemnifiable claim for which indemnification is available under this ARTICLE 11 shall be reduced by the amount of such insurance proceeds or other such funds actually paid in cash to the indemnified party net of all costs and expenses, including insurance increases. If, after the making of any payment in respect of an indemnifiable claim under this ARTICLE 11, the amount of the losses to which such payment relates is reduced by actual recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction will promptly be repaid by the indemnified party to the indemnifying party.

ARTICLE 12
GENERAL PROVISIONS

12.1.	Expenses

Each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.  Notwithstanding the foregoing, CaymanCo shall pay for any costs or expenses, including any license transfer fees, payable to any third party in connection with the transactions contemplated by this Agreement, including any assignment or assumption of any Company

Assets or Assumed Liabilities (collectively, “Transaction Expenses”).  CaymanCo agrees to promptly reimburse TAT for any Transaction Expenses.

12.2.	Public Announcements

(a)Neither Continental nor TAT will (and each of them will not permit its Affiliates to) issue any public announcement or similar publicity with respect to this Agreement without the prior written consent of the other party; provided, however, that either Continental or TAT (or an Affiliate thereof) may make any public disclosure they believe in good faith, based upon advice of legal counsel, is required by any Applicable Legal Requirement (including the Securities Act and the Securities Exchange Act of 1934), requested by any Governmental Body or required by any applicable securities exchange or market rules or regulations. If disclosure is required pursuant to the foregoing, the disclosing party will advise the other party as far in advance as is reasonably possible prior to making the disclosure, and the parties will cooperate in the making of such disclosure to the extent reasonably possible. Notwithstanding the foregoing, Continental and TAT (or their respective Affiliates) may, without prior consultation with the other party, issue a press release or make public disclosure regarding this Agreement or the transactions contemplated hereby if the disclosure proposed to be so made, as it relates to this Agreement or the transactions contemplated hereby, is substantially the same as disclosure previously consented to by the pursuant to this Section 12.2(a).

12.3.	Confidentiality

(a)Continental and TAT will maintain in confidence, and will cause their respective Affiliates and any of their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company or CaymanCo in connection with this Agreement or the transactions contemplated hereby, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information is or becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (iii) the furnishing or use of such information is required by any Applicable Legal Requirement or the request of any Governmental Body, (iv) such information is disclosed to an Affiliate or the Party’s and its Affiliates’ directors, officers, employees, representatives and agents who need to have knowledge of the confidential information and such Person is bound by appropriate covenants of confidentiality with respect to such information, or (v) such information is disclosed to a Party’s or Affiliates’ auditors, legal counsel, lenders, brokers, underwriters, investment bankers and other professional advisers for whom such confidential information would be relevant and such Person is bound by appropriate covenants of confidentiality with respect to such information.

(b)Following Closing, the confidentiality obligations of Continental set forth in Section 12.3(a) will cease to apply to information in respect of the Company and CaymanCo.

(c)If the transactions contemplated hereby are not consummated, each Party will return or destroy all confidential information in its possession, subject to customary exceptions regarding bona fide document retention policies, professional obligations or automatic back-up of electronic data.

12.4.	Notices

All notices, consents, waivers, and other formal communications under this Agreement must be in writing and will be deemed to have been duly given: (a) if delivered by hand, sent by certified or registered mail or sent by an overnight courier service, when received; and, provided that if such date is a day other than a Business Day, where the recipient Party is located, then such notice shall be deemed to have been given and received on the first Business Day, where the recipient Party is located, following the date of such delivery; and (b) if sent by facsimile or e-mail transmission and successfully transmitted before 5:00 p.m. on a Business Day, where the recipient Party is located, then on that Business Day, and if transmitted after 5:00 p.m. on that day or on a day that is not a Business Day, then on the first Business Day, where the recipient Party is located, following the date of transmission, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties). A copy of any notice, consent, waiver or other formal communications shall also be sent by electronic mail to the recipient’s address set forth below; provided, however, that the failure to comply with this requirement shall not affect the effectiveness of such notice, consent, waiver or other formal communication if the other provisions of this Section 12.4 are followed.

TAT:

TransAtlantic Holdings B.C. Ltd.

ATTN:  Chad Burkhardt

16803 North Dallas Parkway

Addison, TX 75001

Phone:  214-265-4705

Fax:  214-265-4705

E-Mail: chad.burkhardt@tapcor.com

CONTINENTAL:

Continental Oil & Gas, LLC

ATTN:  Nik Grezda

16803 North Dallas Parkway

Addison, TX 75001

Phone:  614-859-6912

E-Mail: nik@continentaloil.us

12.5.	Further Assurances

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.6.	Entire Agreement and Amendment

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, among the parties. This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the parties hereto.

12.7.	Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Applicable Legal Requirements, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8.	Disclosure Schedules; Exhibits

The Disclosure Schedules and Exhibits attached hereto are incorporated herein by reference as though contained in the body hereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules or Exhibits attached hereto, the statements in the body of this Agreement will control.

12.9.	Assignments, Successors, and No Third-Party Rights

Except as provided in ARTICLE 11,

(a)neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party;

(b)this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties;

(c)nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement; and

(d)this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

12.10.	Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties will negotiate in good faith to replace any provision that is invalid or unenforceable with such other valid provision that most closely replicates the economic effect and rights and benefits of such invalid or unenforceable provision.

12.11.	Section Headings; Construction

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All references to “Schedule” or “Schedules” refer to the corresponding Schedule or Schedules in the Disclosure Schedules.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.12.	Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Subject to Section 12.14, each of the Parties irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of New York and waives any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate.

12.14.	Disclaimer

EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3 or ARTICLE 4 OF THIS AGREEMENT OR IN THE CERTIFICATE TO BE DELIVERED BY TAT PURSUANT TO SECTION 8.5(a), TAT EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (A) TITLE TO ANY OF THE ASSETS OF THE COMPANY OR CAYMANCO, (B) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS OR NATURAL GAS SUBSTANCES IN, AROUND OR FROM THE ASSETS OF THE COMPANY OR CAYMANCO, (C) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OF THE COMPANY OR CAYMANCO OR (D) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO CONTINENTAL, ITS AFFILIATES AND THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS, AND THAT CONTINENTAL HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS CONTINENTAL DEEMS APPROPRIATE.

12.15.	Dispute Resolution

(a)Notification.  If either TAT or Continental desires to submit a dispute, controversy or claim of any kind or nature under or in connection with this Agreement (a “Dispute”) for resolution, such Party shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”).  The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested.  The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Section 12.14.

(b)Negotiations.  Except as provided in Section 11.7, the parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives.  Within thirty (30) days after the date of the receipt by each Party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute.  If a Senior Executive intends to be accompanied at the meeting by an attorney, each other Party’s Senior Executive shall be given written notice of such intention at least three (3) days in advance and may also be accompanied at the meeting by an attorney.  Notwithstanding the above, any Party may initiate arbitration proceedings pursuant to Section 12.15(b) concerning such Dispute.

(c)Arbitration

(i)The arbitration proceedings shall take place in New York City, New York, before a panel of three arbitrators consisting of one arbitrator selected by TAT, the other selected by Continental, and the third then selected by those two arbitrators.  All arbitrators will be knowledgeable regarding the Business and the oil industry generally.  Unless otherwise agreed to in writing by TAT and Continental, but subject to this Section 12.15(c), the Commercial Arbitration Rules of the American Arbitration Association in effect on the date hereof shall apply to the arbitration.

(ii)The arbitral tribunal shall have the authority to consider and include in any proceeding, decision or award (whilst such proceeding, decision or award is ongoing or pending) any further dispute properly brought before it by any Party or any of its affiliates insofar as such dispute arises out of any transaction document, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings.

(iii)The award rendered by the arbitrators shall be final and binding on all parties and judgment thereon may be entered in any court of competent jurisdiction. The parties agree to exclude any right of appeal from the arbitrators’ award to any court which would otherwise have jurisdiction in the matter.

(iv)The arbitrators shall have the power to grant any legal or equitable remedy or relief available under Applicable Legal Requirements, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim or provisional measures, including injunctive relief and including pre-arbitral attachments or injunctions, from any court of competent jurisdiction, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(v)No Party shall have the right to rescind this Agreement, and each Party waives any right to rescind this Agreement, in each case after Closing.

12.16.	Counterparts

This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Execution Date.

TAT:

TRANSATLANTIC HOLDINGS B.C. LTD.

By:	/s/ Chad Burkhardt
Name:	Chad Burkhardt
Title:	Director

CONTINENTAL:

GBC OIL COMPANY LTD.

By:	/s/ Kreshnik Grezda
Name:	Kreshnik Grezda
Title:	Director

Signature Page to Share Purchase Agreement